Exhibit 99.1

TOREADOR ANNOUNCES SECOND QUARTER 2010 FINANCIAL RESULTS

PARIS, FRANCE — (August 9, 2010) — Toreador Resources Corporation (NASDAQ:TRGL) today announced second quarter 2010 financial results.

Craig McKenzie, President and CEO of Toreador, said “This was a strong quarter financially, and we are on track to drill in the fourth quarter of 2010 the first of six planned shale oil wells for Phase 1 of the Toreador-Hess partnership in the Paris Basin.  As of June 30, 2010, our balance sheet showed a net debt of $8 million, and we had $56 million in cash with no significant work commitments to fund as Hess is carrying Toreador’s share of all costs related to the partnership”.

McKenzie continued “In addition to the shale oil, we are also high-grading our inventory of conventional oil drilling prospects, including the appraisal of the La Garenne discovery.  We expect some of the conventional oil prospects to be secondary targets in the shale oil wells that we drill with Hess.”

SECOND QUARTER 2010 FINANCIAL RESULTS

	Three months ended
	June 30,		Change	Change
($ millions, except where noted)	2010	2009	(units)	(%)
Revenue and other income	$20.9	$4.6	$16.3	354%
Sale and other operating revenue	$5.9	$4.5	$1.4	31%
Other income	$15.0	$0.1	$14.9	n.m.
Operating income (loss)	$14.0	$(4.6)	$18.6	-404%
Income (loss) from discontinued operations	$(0.2)	$4.6	$(4.8)	-104%
Income (loss) available to common shares	$6.3	$2.9	$3.4	117%
Basic income (loss) per share ($/share)	$0.26	$0.14	$0.1	86%
Diluted income (loss) per share ($/share)	$0.26	$0.14	$0.1	86%
Capital expenditures	$0.07	$0.46	$(0.4)	-85%
Production (MBOE)	82	81	(1)	1%
Average realized price ($/BOE)	$74.24	$54.74	$19.5	36%

Revenues for the second quarter 2010 were $20.9 million compared to $4.6 million in the same period last year.

Oil and natural gas sales for the three months ended June 30, 2010 were $5.9 million, as compared to oil and natural gas sales of $4.5 million for the three months ended June 30, 2009, an increase primarily due to higher oil sale price over the period from an average of $54.74 per barrel in the three months ended June 30, 2009 to an average of $74.24 per barrel in the three months ended June 30, 2010.  Production remained stable, from 81 MBbls in the three months ended June 30, 2009 to 82 MBbls in the three months ended June 30, 2010.

Other income for the three months ended June 30, 2010 was $15 million, which represented the $15 million upfront payment received from Hess on June 10, 2010 under the Investment Agreement entered into with Toreador on May 10, 2010 - compared to $0.1 million recorded for the same period of 2009.

Lease operating expense was $3.1 million, or $38.21 per BOE produced, for the three months ended June 30, 2010, as compared to $1.8 million, or $21.95 per BOE produced, for the three months ended June 30, 2009. This increase is mainly due to higher production related costs, mainly transportation costs, as well as to higher headquarter expense and to taxes associated with oil production reclassified in lease operating expenses.

Depreciation, depletion and amortization for the three months ended June 30, 2010 was $0.7 million or $ 8.2 per BOE produced, as compared to $1.5 million, or $18.16 per BOE produced for the three months ended June 30, 2009, this decrease being due to higher proved reserves assigned to our French assets at December 31, 2009.

General and administrative expense, excluding stock compensation expense, for the three months ended June 30, 2010 totaled $1.7 million, as compared to $2.2 million for the comparable period in 2009. This decrease is due to a reclassification of certain oil production expenses to lease operating expenses, including a portion of our Paris office expenses and taxes related to oil production.

Stock compensation expense was $1.1 million for the three months ended June 30, 2010 compared with $2.2 million for the three months ended June 30, 2009.

As a result of the above, for the three months ended June 30, 2010, the Company reported income available to common shares of $6.3 million, or $0.26 per diluted share, compared to an income available to common shares of $2.9 million, or $0.14 per diluted share for the same period last year.

Diluted weighted average shares outstanding in the second quarter of 2010 were 24.7 million, compared to 20.4 million diluted weighted average shares outstanding in the second quarter of 2009.

SIX MONTHS ENDED JUNE 30, 2010 FINANCIAL RESULTS

	Six months ended
	June 30,		Change	Change
($ millions, except where noted)	2010	2009	(units)	(%)
Revenue and other income	$26.5	$8.0	$18.5	231%
Sale and other operating revenue	$11.5	$7.9	$3.6	46%
Other income	$15.0	$0.1	$14.9	n.m.
Operating income (loss)	$12.2	$(10.1)	$22.3	-221%
Loss from discontinued operations	$(0.8)	$(0.1)	$(0.7)	700%
Loss available to common shares	$(1.0)	$(8.0)	$7.0	-88%
Basic loss per share ($/share)	$(0.01)	$(0.39)	$0.4	-97%
Diluted loss per share ($/share)	$(0.01)	$(0.39)	$0.4	-97%
Capital expenditures	$0.25	$0.99	$(0.7)	-75%
Production (MBOE)	161	165	(4)	-2%
Average realized price ($/BOE)	$73.38	$46.80	$26.6	57%

Revenues for the six months ended June 30, 2010 were $26.5 million compared to $8 million in the same period last year.

Oil and natural gas sales for the six months ended June 30, 2010 were $11.5 million, as compared to oil and natural gas sales of $7.9 million for the six months ended June 30, 2009, an increase primarily due to the increase in the oil sale price over the period from an average of $46.8 per barrel in the six months ended June 30, 2009 to an average of $73.38 per barrel in the six months ended June 30, 2010.  Production remained relatively stable, from 165 MBbls in the six months ended June 30, 2009 to 161 MBbls in the six months ended June 30, 2010.

Other income for the six months ended June 30, 2010 was $15 million, which represented the $15 million upfront payment received from Hess on June 10, 2010 under the Investment Agreement entered into with Toreador on May 10, 2010 - compared to $0.1 million recorded for the same period of 2009.

Lease operating expenses for the six months ended June 30, 2010 were $4.4 million compared to $3.6 million in the six months ended June 30, 2009. This increase is mainly due to an increase in production costs, mainly transportation costs, as well as to higher headquarter expense and to taxes associated with oil production reclassified in lease operating expenses.

General and administrative expense, not including stock compensation expense, was $5.6 million for the six months ended June 30, 2010 compared to $4.3 million for the six months ended June 30, 2009. The increase is primarily due to additional expenses associated with financing activities and the partnership process for the Paris Basin shale oil over the first half 2010.

Stock compensation expense was $2.2 million for the six months ended June 30, 2010 compared to $2.2 million for the six months ended June 30, 2009.

Depreciation, depletion and amortization expense for the six months ended June 30, 2010 was $1.7 million compared to $3 million in the six months ended June 30, 2009, this decrease being due to higher proved reserves assigned to our French assets at December 31, 2009.

As a result of the above, for the six months ended June 30, 2010, the Company reported a loss available to common shares of $1 million, or $0.04 per diluted share, compared to a loss available to common shares of $8.0 million in the comparable period of 2009, or $0.39 per diluted share.

Diluted weighted average shares outstanding for the six months ended June 30, 2010 were 24 million, compared to 20.3 million diluted weighted average shares outstanding in the comparable period of 2009.

CONFERENCE CALL

Toreador will host a conference call on August 9, at 11:00 a.m. Eastern, to discuss financial results and current operations.  The conference leader will be Craig M. McKenzie, President and Chief Executive Officer.

Approximately 10 minutes before the conference call participants who wish to ask questions during the call should dial 1 (877) 941-8609 from within the U.S. or 1 (480) 629-9818 from outside the U.S. and provide the conference ID# 4326199 to access the call.

Those who wish only to listen to the live audio webcast may access the webcast via Toreador’s website at www.toreador.net by selecting the “Investor Relations” link on the home page and then selecting the “Conference Call” link or click on the following link to access:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=68298&eventID=3198811

Those unable to participate in the live call may hear the rebroadcast for up to twelve months after the conference call at www.toreador.net by selecting the “Investor Relations” link on the home page and then selecting the “Conference Call” link or may dial 1 (800) 406-7325 within the U.S. or 1 (303) 590-3030 from outside the U.S., access code 4326199, to listen to a replay of the call.  Phone replays will be available for 14 days after the call.

ABOUT TOREADOR

Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas and crude oil. The company holds interests in developed and undeveloped oil properties in France.  The company’s website, www.toreador.net provides more information about Toreador.

Safe-Harbor Statement — Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Toreador intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause Toreador’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, actual recoveries of insurance proceeds,  the ability of Toreador to obtain additional capital, and other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission. The historical results achieved by Toreador are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

# # #

Contact:

Shirley Z. Anderson, Corporate Secretary

Toreador Resources Corporation

T:  +1 469 364-8531

sanderson@toreador.net

TOREADOR RESOURCES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,
	2010	2009
	(Unaudited)
	(In thousands, except per share data)
Revenues and other income:
Sales and other operating revenue	$5,946	$4,504
Other income	15,000	121
Total revenues and other income	20,946	4,625
Operating costs and expenses:
Lease operating expense	3,138	1,776
Exploration expense	1,055	146
Depreciation, depletion and amortization	673	1,469
Accretion on discounted assets and liabilities	31	123
General and administrative	2,837	5,703
Gain on oil and gas derivative contracts	(783)	—
Total operating costs and expenses	6,952	9,217
Operating income (loss)	13,995	(4,592)
Other (expense) income:
Foreign currency exchange gain (loss)	(83)	(653)
Gain on early extinguishment of debt	—	3,370
Interest expense, net of interest capitalized	(1,011)	(546)
Total other income (expense)	(1,094)	2,171
Income (loss) before taxes from continuing operations	12,901	(2,421)
Income tax (benefit) provision	6,351	(691)
Income (loss) from continuing operations, net of income taxes	6,550	(1,730)
Income (loss) from discontinued operations, net of income taxes	(247)	4,612
Net income available to common shares	6,303	$2,882

Basic income (loss) available to common shares per share:
From continuing operations, net of income taxes	$0.27	$(0.09)
From discontinued operations, net of income taxes	(0.01)	0.23
	$0.26	$0.14

Diluted income (loss) available to common shares per share:
From continuing operations, net of income taxes	$0.27	$(0.09)
From discontinued operations, net of income taxes	(0.01)	0.23
	$0.26	$0.14

Weighted average shares outstanding:
Basic	24,685	20,416
Diluted	24,685	20,416

TOREADOR RESOURCES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Six Months Ended June 30,
	2010	2009
	(Unaudited)
	(In thousands, except per share data)
Revenues and other income
Sales and other operating revenue	$11,456	$7,892
Other income	15,000	121
Total revenues and other income	26,456	8,013
Operating costs and expenses:
Lease operating expense	4,378	3,564
Exploration expense	1,075	610
Depreciation, depletion and amortization	1,677	3,010
Accretion on discounted assets and liabilities	87	238
General and administrative	7,842	10,707
Gain on oil and gas derivative contracts	(814)	—
Total operating costs and expenses	14,245	18,129
Operating income (loss)	12,211	(10,116)
Other (expense) income:
Foreign currency exchange gain (loss)	(77)	(557)
(Loss) gain on the early extinguishment of debt	(4,256)	3,370
Interest expense, net of interest capitalized	(1,720)	(1,391)
Total other (expense) income	(6,053)	1,422
Income (loss) before taxes from continuing operations	6,158	(8,694)
Income tax (benefit) provision	6,351	(769)
Income (loss) from continuing operations, net of income taxes	(193)	(7,925)
Loss from discontinued operations, net of income taxes	(822)	(69)
Net loss available to common shares	$(1,015)	$(7,994)

Basic income (loss) available to common shares per share:
From continuing operations, net of income taxes	$(0.01)	$(0.39)
From discontinued operations, net of income taxes	(0.03)	(0.00)
	$(0.04)	$(0.39)

Diluted income (loss) available to common shares per share:
From continuing operations, net of income taxes	$(0.01)	$(0.39)
From discontinued operations, net of income taxes	(0.03)	(0.00)
	$(0.04)	$(0.39)

Weighted average shares outstanding:
Basic	23,958	20,271
Diluted	23,958	20,271

BALANCE SHEET INFORMATION
Cash and cash equivalents	$56,049
Total assets	$131,172
Total liabilities	$104,232
Stockholder’s equity	$26,940